Exhibit 32

CERTIFICATION

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350, as adopted), Pedro Lichtinger, the Chief Executive Officer of Optimer Pharmaceuticals, Inc. (the “Company”), and Kurt M. Hartman, the General Counsel, Chief Compliance Officer, Senior Vice-President and Acting Chief Financial Officer of the Company, each hereby certifies that, to the best of his knowledge:

1.          The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, to which this Certification is attached as Exhibit 32 (the “Quarterly Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.          The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Quarterly Report and results of operations of the Company for the period covered by the Quarterly Report.

Dated: May 10, 2012

/s/ Pedro Lichtinger	/s/ Kurt M. Hartman
Pedro Lichtinger	Kurt M. Hartman
Chief Executive Officer (Principal Executive Officer)	General Counsel, Chief Compliance Officer, Senior Vice-President and Chief Financial Officer
(Principal Financial and Accounting Officer)

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

This certification accompanies the Form 10-Q to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.